Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Avangrid, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$2,637,036,402	(i)(ii)(iii)	0.00014760	$389,226.57
Fees Previously Paid	$0.00			$0.00
Total Transaction Valuation	$2,637,036,402
Total Fees Due for Filing				$389,226.57
Total Fees Previously Paid				$0.00
Total Fee Offsets				$0.00
Net Fee Due				$389,226.57

(i)	Title of each class of securities to which the transaction applies: common stock, par value $0.01 per share of the Registrant (“Common Stock”).

(ii)	Aggregate number of securities to which the transaction applies:

As of the close of business on June 10, 2024, the maximum number of shares of Common Stock to which this transaction applies (which excludes shares of Common Stock owned by Iberdrola, S.A. (“Parent”)) is estimated to be 73,763,256, which consists of:

a)	71,350,792 issued and outstanding shares of Common Stock (which excludes shares of Common Stock owned by Parent); and

b)

2,412,464 shares of Common Stock underlying restricted stock unit awards subject to performance based vesting, subject to phantom restricted stock unit awards, or that may be issued under the registrant’s incentive plans.

(iii)

Per unit price or other underlying value of the transaction computed pursuant to Rule 0-11 of the Exchange Act (set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated solely for the purpose of calculating the filing fee, as of the close of business on June 10, 2024, the underlying maximum aggregate value of the transaction was calculated as the sum of:

a)

the product of 71,350,792 shares of Common Stock entitled to receive the Merger Consideration (which excludes shares of Common Stock owned by Parent) multiplied by the Per Share Merger Consideration of $35.75; and

b)

the product of 2,412,464 shares of Common Stock underlying Company PSUs or Company Phantom Awards or reserved for issuance under the Registrant’s incentive plans multiplied by the Per Share Merger Consideration of $35.75.

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00014760.